Exhibit 99.24

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Arnulfstraße 59 80636 München Postfach 19 01 05 80601 München	Transaction Advisory Services Dr. Matthias Schmusch Phone +49 89 14331 15651 Matthias.schmusch@de.ey.com www.de.ey.com

Zamalight Public Limited Company

10, Priestley Road

Surrey Research Park

Guildford, Surrey

GU2 7XY

United Kingdom

July 25, 2017

Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Munich,

regarding Registration Statement on Form S-4 of Zamalight plc

Dear Sirs,

Reference is made to the summary of our valuation report, dated July 25, 2017, on the enterprise value of Zamalight plc, incorporated in Dublin, Ireland, which was prepared in connection with the proposed business combination of Linde Aktiengesellschaft and Praxair Inc. (the “report”).

The report, which was prepared in the German language, will be provided to the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or “BaFin”), solely to comply with certain German legal requirements. The English translation of the report contained in the exchange offer prospectus included in the above-referenced registration statement is provided for informational purposes only and is qualified in its entirety by reference to the original German-language report filed with BaFin. We disclaim any responsibilities for any errors or omissions in the translation.

We hereby consent to reference made to our firm and the report in such exchange offer prospectus under the captions “Minimum consideration according to Takeover Offer Regulation” and “Value of consideration according to valuation of Linde PLC pursuant to IDW S1 2008” and “Final statement regarding the Offer Consideration”.

Notwithstanding the foregoing, our consent is being delivered solely in connection with the filing for the above-mentioned registration statement and neither the report nor the English translation may be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus or any other document, except with our prior written consent.

Independent Member of Ernst & Young Global Limited

Chairman of the Board: WP/StB Georg Graf Waldersee - Board of Management: WP/StB Hubert Barth, Chairman

WP/StB Ute Benzel - WP/StB Alexander Kron - WP/StB Mathieu Meyer

CPA Julie Linn Teigland - WP/StB Claus-Peter Wagner - WP/StB Prof. Dr. Peter Wollmert

Registered Office : Stuttgart - Legal Form: GmbH - Amtsgericht Stuttgart HRB 730277 - VAT: DE 147799609

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

July 25, 2017

In giving this consent, we do not admit that we are experts with respect to any part of the above-mentioned registration statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours sincerely,

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

July 25, 2017

/s/ Dr. Matthias Schmusch

Partner

/s/ Andreas Keim

Partner